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                                                                    Exhibit 4.14

EXECUTION COPY

                              DATED 19th July 2002

                  (1)   AMARIN CORPORATION PLC

                  (2)   ELAN PHARMA INTERNATIONAL LIMITED

                                DEED OF VARIATION


                            NICHOLSON GRAHAM & JONES
                        110 CANNON STREET LONDON EC4N 6AR
                              TEL: 020 7648 9000
                              FAX: 020 7648 9001
                                    REF: OEW
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THIS DEED OF VARIATION is made the 19th day of July 2002

BETWEEN:

(1) AMARIN CORPORATION PLC (a company incorporated in England and Wales under number 002353920) whose registered office is at 7 Curzon Street, London W1J 5HG ("AMARIN"); and

(2) ELAN PHARMA INTERNATIONAL LIMITED (a company incorporated in Ireland) whose registered office is at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("ELAN PHARMA").

WHEREAS:

(A) This Deed of Variation is supplemental to the Loan Agreement dated 28 September 2001 (the "Agreement") between the parties.

(B) The parties hereto have agreed that the Agreement should be varied by and upon the terms of this Deed.

NOW THIS DEED WITNESSES as follows :-

1.    DEFINITIONS

1.1 Unless the context otherwise requires, the words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.2   Reference to clauses herein are to clauses in the Agreement.

2.    INTRODUCTION

This Deed is Supplemental to the Agreement.

3.    VARIATIONS

      The parties to this Deed agree that with effect from the date hereof the Agreement shall be varied as follows:

3.1   The following definition shall be added:


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            " "REFINANCING" means the acquisition by Amarin of financing by (i)
            ordinary equity issued with a discount of up to 40% of the market and/or (ii) convertible debt to be issued with a conversion price at a premium to the market, in each case (a) in the amount of US$15 million to US$50 million and (b) for the purposes of repaying US$20 million of the Loan and providing working capital to Amarin for general commercial purposes."

3.2   The following definition shall be deleted:

            " "REPAYMENT DATE " means 30 September 2002."

3.3 Clause 2.3 (Interest) shall be varied by the addition of the words "any part of" between the words "the period for which" and "the Loan" in the first line of that clause.

3.4 Clause 2 shall be varied by the addition of the following clause 2.3A between clauses 2.3 and 2.4:

      "2.3A DEFAULT INTEREST

      In the event that Amarin fails to pay any amount payable by it under this Agreement on the due date, then without prejudice to any other right or remedy Elan Pharma may have, Amarin shall additionally pay to Elan Pharma default interest on the principal sum not paid (but not the interest thereon) at the rate of 2 per cent. per annum ("Default Interest"). Default interest shall:

      2.3A.1      be payable forthwith upon demand;

      2.3A.2      be payable after judgment as well as before;

      2.3A.3 accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year; and

      2.3A.4 be paid without any set-off, counterclaim, withholding or deduction for any reason whatsoever except as required by law."

3.5   Clause 2.4 (Repayment) shall be varied so it reads:

      "REPAYMENT

      The Loan shall be repaid by Amarin to Elan Pharma (or as it may direct) in the following amounts on the following dates:


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      2.4.1 US$2,500,000 on 22 July 2002 (together with all interest thereon as calculated pursuant to clause 2.3);

      2.4.2 US$17,500,000 (together with all interest thereon as calculated pursuant to clause 2.3) on 30 September 2002; provided that in the event that Refinancing is completed prior to 30 September 2002, the said sum of $17,500,000 shall become immediately due and payable together with all interest thereon as calculated pursuant to clause 2.3;

      2.4.3 US$10,000,000 (together with all interest thereon as calculated pursuant to clause 2.3) on 30 September 2003;

      2.4.4 US$15,000,000 (together with all interest thereon as calculated pursuant to clause 2.3) on 30 September 2004.

      in each case without any set-off, counterclaim, withholding or deduction for any reason whatsoever except as required by law."

3.6 Clause 2.5 (Prepayment) shall be varied by (i) the addition of the words "which is outstanding" between the words "amount of the Loan" and "(but not only part)" in the first line of that clause; and (ii) the deletion of the words "the Repayment Date" in the second line of that clause and the replacement therefor of the words "any of the dates specified in Clause 2.4."

3.7 Clause 3.1 (Covenant and Warranties) shall be varied by the addition of the words "any part of" between the words "ensure that while" and "the Loan" in the first line of that clause.

3.8 Clause 4 (Events of Default) shall be varied by the substitution of the words "Each of clauses 4.1 to 4.5A below" for the words "Each of clauses
      4.1 to 4.6 below".

3.9 Clause 4.1 (Failure to Pay) shall be varied by the addition at the end of the following sentence:

      "Provided that failure to pay on the due date the sum referred to in clause 2.4.2 shall not constitute an "Event of Default" for the purposes of clause 4.6 if Refinancing has not been completed before that date; but failure to pay such sum, together with accrued interest and Default Interest, by the sooner of (a) completion of the Refinancing or (b) 31 December 2002 shall constitute such an Event of Default."

3.10 Clause 4.3 (Breach of Covenant) shall be varied by the substitution of the words "Clause 3" for the words "Clause 4".


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3.11  Clause 4 shall be varied by the addition of the following clause 4.5A between clauses 4.5 and 4.6:

      "4.5A REFINANCING

            4.5A.1 Amarin fails to use its best commercial efforts to ensure that Refinancing is completed not later than 30 September 2002; or

            4.5A.2  Refinancing is not completed by 31 December 2002."

4.    CONFIRMATION OF THE AGREEMENT

      Save as varied by this Deed, the parties hereto confirm that the Agreement shall continue in full force and effect in all respects.

5.    EXECUTION AND DELIVERY

5.1 Each of the parties to this document intends it to be a Deed and agrees that upon it being dated it shall be treated as having been delivered as a Deed.

5.2 The signing of this Deed by or on behalf of the parties hereto shall constitute an authority to their respective solicitors (or any of them) or any agent or an employee of them to date it as a Deed on behalf of the parties.

6.    MISCELLANEOUS

6.1 This Deed may be executed in several counterparts and upon due execution of all such counterparts by one or more parties, each counterpart shall be deemed to be an original hereof.

6.1 The provisions of Clauses 5 (Further Assurance), 6 (General), 7 (Assignment), 8 (Notices) and 9 (Governing Law, Jurisdiction) of the Agreement shall be incorporated into this Deed mutatis mutandis.

IN WITNESS whereof the parties have executed and delivered this Deed the date first above written.


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EXECUTED as a DEED by               )
AMARIN CORPORATION PLC              )
acting by:-                         )

Director          /s/ Richard Stewart

Secretary         /s/ Jonathan Lamb


EXECUTED AS A DEED

by ELAN PHARMA INTERNATIONAL               /s/ William Daniel
LIMITED                                    /s/ David Hurley


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